Exhibit 17(d)

Schedule of investments

October 31, 2010

Legg Mason ClearBridge Mid Cap Core Fund

Security	Shares	Value
Common Stocks — 97.8%
Consumer Discretionary — 12.2%
Hotels, Restaurants & Leisure — 1.5%
Bally Technologies Inc.	290,000	$10,463,200	*
Household Durables — 3.9%
Jarden Corp.	540,000	17,312,400
Mohawk Industries Inc.	185,000	10,607,900	*
Total Household Durables		27,920,300
Specialty Retail — 6.8%
Children’s Place Retail Stores Inc.	260,000	11,455,600	*
J. Crew Group Inc.	315,000	10,076,850	*
Ross Stores Inc.	280,000	16,517,200
Tractor Supply Co.	260,000	10,296,000
Total Specialty Retail		48,345,650
Total Consumer Discretionary		86,729,150
Consumer Staples — 2.6%
Food & Staples Retailing — 2.6%
Casey’s General Stores Inc.	155,000	6,426,300
Pantry Inc.	615,000	11,961,750	*
Total Consumer Staples		18,388,050
Energy — 7.9%
Energy Equipment & Services — 5.0%
Bristow Group Inc.	275,000	10,664,500	*
ION Geophysical Corp.	736,000	3,599,040	*
Noble Corp.	250,000	8,632,500
Oceaneering International Inc.	200,000	12,374,000	*
Total Energy Equipment & Services		35,270,040
Oil, Gas & Consumable Fuels — 2.9%
Peabody Energy Corp.	220,000	11,638,000
Petrohawk Energy Corp.	540,000	9,185,400	*
Total Oil, Gas & Consumable Fuels		20,823,400
Total Energy		56,093,440
Financials — 18.7%
Capital Markets — 4.7%
Invesco Ltd.	550,000	12,650,000
Och-Ziff Capital Management Group	675,000	9,969,750
TD Ameritrade Holding Corp.	613,000	10,476,170	*
Total Capital Markets		33,095,920
Commercial Banks — 3.0%
Comerica Inc.	300,000	10,734,000
Signature Bank	250,000	10,560,000	*
Total Commercial Banks		21,294,000
Consumer Finance — 1.5%
Discover Financial Services	600,000	10,590,000
Insurance — 5.4%
Arch Capital Group Ltd.	153,000	13,217,670	*
PartnerRe Ltd.	150,000	11,898,000
XL Group PLC	627,000	13,261,050
Total Insurance		38,376,720

See Notes to Financial Statements.

Legg Mason ClearBridge Mid Cap Core Fund

Security	Shares	Value
Real Estate Investment Trusts (REITs) — 2.3%
Alexandria Real Estate Equities Inc.	151,000	$11,095,480
Health Care REIT Inc.	102,000	5,212,200
Total Real Estate Investment Trusts (REITs)		16,307,680
Thrifts & Mortgage Finance — 1.8%
Northwest Bancshares Inc.	285,000	3,231,900
People’s United Financial Inc.	800,000	9,848,000
Total Thrifts & Mortgage Finance		13,079,900
Total Financials		132,744,220
Health Care — 12.1%
Biotechnology — 4.2%
Onyx Pharmaceuticals Inc.	450,000	12,073,500	*
Regeneron Pharmaceuticals Inc.	286,280	7,466,183	*
Vanda Pharmaceuticals Inc.	500,000	3,655,000	*
Vertex Pharmaceuticals Inc.	165,000	6,324,450	*
Total Biotechnology		29,519,133
Health Care Providers & Services — 5.7%
AmerisourceBergen Corp.	432,000	14,178,240
Magellan Health Services Inc.	246,000	11,808,000	*
Mednax Inc.	249,000	14,743,290	*
Total Health Care Providers & Services		40,729,530
Pharmaceuticals — 2.2%
Elan Corp. PLC, ADR	640,000	3,488,000	*
Shire Ltd., ADR	175,000	12,267,500
Total Pharmaceuticals		15,755,500
Total Health Care		86,004,163
Industrials — 13.2%
Aerospace & Defense — 2.9%
Alliant Techsystems Inc.	150,000	11,436,000	*
L-3 Communications Holdings Inc.	128,000	9,240,320
Total Aerospace & Defense		20,676,320
Construction & Engineering — 4.0%
Aecom Technology Corp.	380,000	10,066,200	*
Quanta Services Inc.	515,000	10,124,900	*
Shaw Group Inc.	270,000	8,251,200	*
Total Construction & Engineering		28,442,300
Electrical Equipment — 1.0%
EnerSys	270,000	7,117,200	*
Industrial Conglomerates — 0.8%
McDermott International Inc.	380,000	5,863,400	*
Machinery — 4.5%
Bucyrus International Inc., Class A Shares	140,000	9,542,400
Parker Hannifin Corp.	176,000	13,472,800
Valmont Industries Inc.	109,000	8,594,650
Total Machinery		31,609,850
Total Industrials		93,709,070

See Notes to Financial Statements.

Schedule of investments (cont’d)

October 31, 2010

Legg Mason ClearBridge Mid Cap Core Fund

Security	Shares	Value
Information Technology — 19.1%
Computers & Peripherals — 1.7%
Western Digital Corp.	375,000	$12,007,500	*
Internet Software & Services — 0.6%
Monster Worldwide Inc.	250,000	4,515,000	*
IT Services — 1.5%
Global Payments Inc.	275,000	10,714,000
Semiconductors & Semiconductor Equipment — 6.7%
Cymer Inc.	300,000	11,085,000	*
Lam Research Corp.	175,000	8,013,250	*
Microchip Technology Inc.	313,000	10,072,340
Varian Semiconductor Equipment Associates Inc.	205,000	6,697,350	*
Xilinx Inc.	420,000	11,260,200
Total Semiconductors & Semiconductor Equipment		47,128,140
Software — 8.6%
Amdocs Ltd.	360,000	11,044,800	*
Autodesk Inc.	360,000	13,024,800	*
Blackboard Inc.	257,000	10,727,180	*
Check Point Software Technologies Ltd.	350,000	14,962,500	*
MICROS Systems Inc.	250,000	11,347,500	*
Total Software		61,106,780
Total Information Technology		135,471,420
Materials — 8.7%
Chemicals — 3.2%
Celanese Corp., Series A Shares	326,000	11,621,900
Rockwood Holdings Inc.	325,000	11,024,000	*
Total Chemicals		22,645,900
Containers & Packaging — 2.4%
Crown Holdings Inc.	530,000	17,060,700	*
Metals & Mining — 3.1%
Agnico-Eagle Mines Ltd.	150,000	11,638,500
Allegheny Technologies Inc.	190,000	10,011,100
Total Metals & Mining		21,649,600
Total Materials		61,356,200
Utilities — 3.3%
Electric Utilities — 1.0%
Great Plains Energy Inc.	355,000	6,755,650
Independent Power Producers & Energy Traders — 1.3%
NRG Energy Inc.	460,000	9,158,600	*
Multi-Utilities — 1.0%
Sempra Energy	138,000	7,380,240
Total Utilities		23,294,490
Total Investments before Short-Term Investments (Cost — $576,152,607)		693,790,203

See Notes to Financial Statements.

Legg Mason ClearBridge Mid Cap Core Fund

Security	Rate	Maturity Date	Face Amount	Value
Short-Term Investments — 2.5%
Repurchase Agreements — 2.5%
Interest in $50,000,000 joint tri-party repurchase agreement dated 10/29/10 with Deutsche Bank Securities Inc.; Proceeds at maturity — $17,522,307; (Fully collateralized by various U.S. government agency obligations, 0.000% to 3.500% due 11/1/10 to 8/17/20; Market value — $17,872,502) (Cost — $17,522,000)	0.210%	11/1/10	$17,522,000	$17,522,000
Total Investments — 100.3% (Cost — $593,674,607#)				711,312,203
Liabilities in Excess of Other Assets — (0.3)%				(2,036,129)
Total Net Assets — 100.0%				$709,276,074

*	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $597,706,580.

Abbreviation used in this schedule:
ADR	— American Depositary Receipt

See Notes to Financial Statements.

Statement of assets and liabilities

October 31, 2010

Assets:
Investments, at value (Cost — $593,674,607)	$711,312,203
Cash	345
Receivable for securities sold	5,702,881
Receivable for Fund shares sold	899,714
Dividends and interest receivable	161,532
Prepaid expenses	62,062
Total Assets	718,138,737

Liabilities:
Payable for securities purchased	6,395,956
Payable for Fund shares repurchased	1,323,679
Investment management fee payable	444,046
Distribution fees payable	254,472
Trustees’ fees payable	28,200
Accrued expenses	416,310
Total Liabilities	8,862,663
Total Net Assets	$709,276,074

Net Assets:
Par value (Note 7)	$374
Paid-in capital in excess of par value	645,757,312
Accumulated net investment loss	(37,937)
Accumulated net realized loss on investments, written options and foreign currency transactions	(54,081,271)
Net unrealized appreciation on investments	117,637,596
Total Net Assets	$709,276,074

Shares Outstanding:
Class 1	214,091
Class A	20,240,749
Class B	3,980,541
Class C	7,631,655
Class R	266,884
Class I	402,960
Class IS	4,648,252

Net Asset Value:
Class 1 (and redemption price)	$19.86
Class A (and redemption price)	$19.49
Class B*	$17.27
Class C*	$17.32
Class R (and redemption price)	$19.45
Class I (and redemption price)	$20.64
Class IS (and redemption price)	$20.69
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$20.68

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statement of operations

For the Year Ended October 31, 2010

Investment Income:
Dividends	$7,636,335
Interest	33,093
Less: Foreign taxes withheld	(5,481)
Total Investment Income	7,663,947

Expenses:
Investment management fee (Note 2)	5,497,020
Distribution fees (Notes 2 and 5)	3,163,713
Transfer agent fees (Note 5)	2,381,787
Registration fees	115,394
Shareholder reports	86,441
Legal fees	85,375
Trustees’ fees	65,325
Audit and tax	36,400
Custody fees	21,424
Insurance	16,559
Miscellaneous expenses	9,070
Total Expenses	11,478,508
Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(6,034)
Net Expenses	11,472,474
Net Investment Loss	(3,808,527)

Realized and Unrealized Gain (Loss) on Investments, Written Options and Foreign Currency Transactions (Notes 1, 3 and 4):
Net Realized Gain (Loss) From:
Investment transactions	34,846,573
Written options	242,217
Foreign currency transactions	(3,972)
Net Realized Gain	35,084,818
Change in Net Unrealized Appreciation (Depreciation) from Investments	111,496,003
Net Gain on Investments, Written Options and Foreign Currency Transactions	146,580,821
Proceeds from Settlement of a Regulatory Matter (Note 9)	1,682,791
Increase in Net Assets from Operations	$144,455,085

See Notes to Financial Statements.

Statements of changes in net assets

For the Year Ended October 31, 2010, the Period Ended October 31, 2009 and the Year Ended November 30, 2008	2010	2009†	2008

Operations:
Net investment loss	$(3,808,527)	$(777,639)	$(3,587,796)
Net realized gain (loss)	35,084,818	(76,315,794)	(14,841,986)
Change in net unrealized appreciation (depreciation)	111,496,003	232,438,165	(342,135,587)
Proceeds from settlement of a regulatory matter (Note 9)	1,682,791	—	—
Increase (Decrease) in Net Assets From Operations	144,455,085	155,344,732	(360,565,369)

Distributions to Shareholders From (Notes 1 and 6):
Net realized gains	—	—	(105,100,060)
Decrease in Net Assets from Distributions to Shareholders	—	—	(105,100,060)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	160,486,224	220,352,590	322,003,447
Reinvestment of distributions	—	—	101,370,605
Cost of shares repurchased	(379,893,400)	(156,435,941)	(365,030,056)
Increase (Decrease) in Net Assets From Fund Share Transactions	(219,407,176)	63,916,649	58,343,996
Increase (Decrease) in Net Assets	(74,952,091)	219,261,381	(407,321,433)

Net Assets:
Beginning of year	784,228,165	564,966,784	972,288,217
End of year*	$709,276,074	$784,228,165	$564,966,784
* Includes accumulated net investment loss and undistributed net investment income, respectively, of:	$(37,937)	$(76,462)	$717,472

†	For the period December 1, 2008 through October 31, 2009.

See Notes to Financial Statements.

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class 1 Shares[1]	2010	2009[2]	2008[3]	2007[3]	2006[3]	2005[3]

Net asset value, beginning of year	$16.22	$12.73	$22.84	$24.21	$21.13	$21.73

Income (loss) from operations:
Net investment income (loss)	(0.02)	0.05	0.03	0.08	0.07	0.04
Net realized and unrealized gain (loss)	3.66	3.44	(7.79)	1.67	3.01	2.28
Total income (loss) from operations	3.64	3.49	(7.76)	1.75	3.08	2.32

Less distributions from:
Net realized gains	—	—	(2.35)	(3.12)	—	(2.92)
Total distributions	—	—	(2.35)	(3.12)	—	(2.92)

Net asset value, end of year	$19.86	$16.22	$12.73	$22.84	$24.21	$21.13
Total return[4]	22.44%	27.42%	(37.88)%	8.06%	14.58%	11.37%

Net assets, end of year (000s)	$4,251	$3,950	$3,533	$7,103	$7,215	$6,434

Ratios to average net assets:
Gross expenses	1.22%	1.22%[5]	1.04%	1.01%[6]	1.04%	1.10%
Net expenses[7]	1.17 [8,9]	1.09 [5,8,9]	1.02 [8,9]	0.99 [6,8,9]	1.03 [8]	1.10
Net investment income (loss)	(0.13)	0.35 [5]	0.14	0.32	0.31	0.18

Portfolio turnover rate	54%	44%	80%	62%	69%	93%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period December 1, 2008 through October 31, 2009.

[3]	For the year ended November 30.

[4]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.01 % and 0.98%, respectively.

[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[8]	Reflects fee waivers and/or expense reimbursements.

[9]

As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class 1 shares did not exceed the total annual operating expenses of Class A shares less the 12b-1 differential of 0.25%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class A Shares[1]	2010	2009[2]	2008[3]	2007[3]	2006[3]	2005[3]

Net asset value, beginning of year	$15.94	$12.54	$22.59	$24.02	$21.02	$21.65

Income (loss) from operations:
Net investment income (loss)	(0.06)	0.01	(0.02)	0.02	0.02	0.01
Net realized and unrealized gain (loss)	3.59	3.39	(7.68)	1.67	2.98	2.28
Proceeds from settlement of a regulatory matter	0.02	—	—	—	—	—
Total income (loss) from operations	3.55	3.40	(7.70)	1.69	3.00	2.29

Less distributions from:
Net investment income	—	—	—	—	—	—
Net realized gains	—	—	(2.35)	(3.12)	—	(2.92)
Total distributions	—	—	(2.35)	(3.12)	—	(2.92)

Net asset value, end of year	$19.49	$15.94	$12.54	$22.59	$24.02	$21.02
Total return[4]	22.27%[5]	27.11%	(38.05)%	7.84%	14.27%	11.27%

Net assets, end of year (000s)	$394,443	$477,162	$274,412	$475,146	$434,911	$389,863

Ratios to average net assets:
Gross expenses	1.42%	1.34%[6]	1.28%	1.21%[7]	1.25%	1.22%
Net expenses[8]	1.42	1.34 [6]	1.28	1.21 [7]	1.25 [9]	1.22
Net investment income (loss)	(0.37)	0.08 [6]	(0.11)	0.10	0.09	0.06

Portfolio turnover rate	54%	44%	80%	62%	69%	93%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period December 1, 2008 through October 31, 2009.

[3]	For the year ended November 30.

[4]

Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 22.15% (Note 9).

[6]	Annualized.

[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been the same.

[8]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class B Shares[1]	2010	2009[2]	2008[3]	2007[3]	2006[3]	2005[3]

Net asset value, beginning of year	$14.15	$11.23	$20.64	$22.38	$19.73	$20.65

Income (loss) from operations:
Net investment loss	(0.20)	(0.10)	(0.17)	(0.16)	(0.14)	(0.15)
Net realized and unrealized gain (loss)	3.17	3.02	(6.89)	1.54	2.79	2.15
Proceeds from settlement of a regulatory matter	0.15	—	—	—	—	—
Total income (loss) from operations	3.12	2.92	(7.06)	1.38	2.65	2.00

Less distributions from:
Net realized gains	—	—	(2.35)	(3.12)	—	(2.92)
Total distributions	—	—	(2.35)	(3.12)	—	(2.92)

Net asset value, end of year	$17.27	$14.15	$11.23	$20.64	$22.38	$19.73
Total return[4]	22.05%[5]	26.00%	(38.60)%	6.91%	13.43%	10.38%

Net assets, end of year (000s)	$68,751	$82,424	$92,613	$224,464	$302,522	$359,471

Ratios to average net assets:
Gross expenses	2.33%	2.36%[6]	2.16%	2.08%[7]	2.03%	1.98%
Net expenses[8]	2.33	2.36 [6]	2.16	2.08 [7]	2.03 [9]	1.98
Net investment loss	(1.28)	(0.91) [6]	(1.00)	(0.77)	(0.69)	(0.71)

Portfolio turnover rate	54%	44%	80%	62%	69%	93%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period December 1, 2008 through October 31, 2009.

[3]	For the year ended November 30.

[4]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 20.99% (Note 9).

[6]	Annualized.

[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 2.07%.

[8]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class C Shares[1]	2010	2009[2]	2008[3]	2007[3]	2006[3]	2005[3]

Net asset value, beginning of year	$14.22	$11.27	$20.68	$22.39	$19.73	$20.65

Income (loss) from operations:
Net investment loss	(0.17)	(0.08)	(0.15)	(0.13)	(0.13)	(0.15)
Net realized and unrealized gain (loss)	3.20	3.03	(6.91)	1.54	2.79	2.15
Proceeds from settlement of a regulatory matter	0.07	—	—	—	—	—
Total income (loss) from operations	3.10	2.95	(7.06)	1.41	2.66	2.00

Less distributions from:
Net realized gains	—	—	(2.35)	(3.12)	—	(2.92)
Total distributions	—	—	(2.35)	(3.12)	—	(2.92)

Net asset value, end of year	$17.32	$14.22	$11.27	$20.68	$22.39	$19.73
Total return[4]	21.80%[5]	26.18%	(38.52)%	7.06%	13.48%	10.38%

Net assets, end of year (000s)	$132,148	$132,500	$126,007	$263,816	$290,235	$302,409

Ratios to average net assets:
Gross expenses	2.14%	2.11%[6]	2.05%	1.94%[7]	1.98%	2.00%
Net expenses[8]	2.14	2.11 [6]	2.05	1.94 [7]	1.96 [9]	2.00
Net investment loss	(1.09)	(0.67) [6]	(0.88)	(0.64)	(0.62)	(0.73)

Portfolio turnover rate	54%	44%	80%	62%	69%	93%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period December 1, 2008 through October 31, 2009.

[3]	For the year ended November 30.

[4]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 21.31% (Note 9).

[6]	Annualized.

[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been the same.

[8]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class R Shares[1]	2010	2009[2]	2008[3]

Net asset value, beginning of year	$15.93	$12.54	$16.93

Income (loss) from operations:
Net investment income (loss)	(0.10)	(0.01)	0.01
Net realized and unrealized gain (loss)	3.62	3.40	(4.40)
Total income (loss) from operations	3.52	3.39	(4.39)

Net asset value, end of year	$19.45	$15.93	$12.54
Total return[4]	22.10%	27.03%	(25.93)%

Net assets, end of year (000s)	$5,190	$742	$74

Ratios to average net assets:
Gross expenses	1.64%	1.40%[5]	1.50%[5]
Net expenses[6]	1.52 [7,8]	1.40 [5,7]	1.50 [5]
Net investment income (loss)	(0.56)	(0.05) [5]	0.23 [5]

Portfolio turnover rate	54%	44%	80%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period December 1, 2008 through October 31, 2009.

[3]	For the period September 30, 2008 (inception date) to November 30, 2008.

[4]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[7]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class R shares will not exceed 1.60%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class I Shares[1]	2010		2009[2]	2008[3]	2007[3]	2006[3]	2005[3]

Net asset value, beginning of year	$16.83		$13.18	$23.53	$24.80	$21.60	$22.16

Income (loss) from operations:
Net investment income	(0.00)	[4]	0.07	0.07	0.12	0.13	0.01
Net realized and unrealized gain (loss)	3.81		3.58	(8.07)	1.73	3.07	2.35
Total income (loss) from operations	3.81		3.65	(8.00)	1.85	3.20	2.36

Less distributions from:
Net realized gains	—		—	(2.35)	(3.12)	—	(2.92)
Total distributions	—		—	(2.35)	(3.12)	—	(2.92)

Net asset value, end of year	$20.64		$16.83	$13.18	$23.53	$24.80	$21.60
Total return[5]	22.64%		27.69%	(37.77)%	8.30%	14.81%	11.34%

Net assets, end of year (000s)	$8,318		$3,975	$1,047	$1,759	$1,820	$1,575

Ratios to average net assets:
Gross expenses	0.98%		0.97%[6]	0.78%	0.79%[7]	0.80%	0.75%
Net expenses[8]	0.98	[9]	0.91 [6,9,10]	0.78	0.79 [7]	0.80 [10]	0.75
Net investment income	(0.00)	[11]	0.48 [6]	0.35	0.52	0.55	0.03

Portfolio turnover rate	54%		44%	80%	62%	69%	93%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period December 1, 2008 through October 31, 2009.

[3]	For the year ended November 30.

[4]	Amount represents less than $0.01 per share

[5]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.

[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.78%.

[8]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[9]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares will not exceed 1.05%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

[10]	Reflects fee waivers and/or expense reimbursements.
[11]	Amount represents less than 0.01%.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:
Class IS Shares[1]	2010	2009[2]	2008[3]

Net asset value, beginning of year	$16.84	$13.19	$19.38

Income (loss) from operations:
Net investment income	0.04	0.08	0.04
Net realized and unrealized gain (loss)	3.81	3.57	(6.23)
Total income (loss) from operations	3.85	3.65	(6.19)

Net asset value, end of year	$20.69	$16.84	$13.19
Total return[4]	22.86%	27.67%	(31.94)%

Net assets, end of year (000s)	$96,175	$83,475	$67,281

Ratios to average net assets:
Gross expenses	0.82%	0.83%[5]	0.82%[5]
Net expenses[6]	0.82 [7]	0.83 [5,7]	0.82 [5]
Net investment income	0.21	0.60 [5]	0.69 [5]

Portfolio turnover rate	54%	44%	80%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the period December 1, 2008 through October 31, 2009.

[3]	For the period August 4, 2008 (inception date) to November 30, 2008.

[4]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	The impact of compensating balance arrangements, if any, was less than 0.01%.

[7]

As a result of an expense limitation arrangement, effective September 18, 2009 through December 31, 2012, the total annual operating expenses for Class IS shares will not exceed those of Class I shares. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

See Notes to Financial Statements.

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason ClearBridge Mid Cap Core Fund (the “Fund”) is a separate diversified investment series of the Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service, which are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†	$693,790,203	—	—	$693,790,203
Short-term investments†	—	$17,522,000	—	17,522,000
Total investments	$693,790,203	$17,522,000	—	$711,312,203

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Written options. When the Fund writes an option, an amount equal to the premium received by the Fund is recorded as a liability, the value of which is marked-to-market daily to reflect the current market value of the option written. If the option expires, the premium received is recorded as a realized gain. When a written call option is exercised, the difference between the premium received plus the option exercise price and the Fund’s basis in the underlying security (in the case of a covered written call option), or the cost to purchase the underlying security (in the case of an uncovered written call option), including brokerage commission, is recognized as a realized gain or loss. When a written put option is exercised, the amount of the premium received is subtracted from the cost of the security purchased by the Fund from the exercise of the written put option to form the Fund’s basis in the underlying security purchased. The writer or buyer of an option traded on an exchange can liquidate the position before the exercise of the option by entering into a closing transaction. The cost of a closing transaction is deducted from the original premium received resulting in a realized gain or loss to the Fund.

The risk in writing a covered call option is that the Fund may forego the opportunity of profit if the market price of the underlying security increases and the option is exercised. The risk in writing a put option is that the Fund may incur a loss if the market price of the underlying security decreases and the option is exercised. The risk in writing a call option is that the Fund is exposed to the risk of loss if the market price of the underlying security increases. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

(d) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded

Notes to financial statements (cont’d)

on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(f) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs by adjusting related investment cost basis, capital gains and income, as necessary.

(g) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(h) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(i) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

(j) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of October 31, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(k) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share.

	Accumulated Net Investment Loss	Accumulated Net Realized Loss	Paid-in Capital
(a)	$3,094,773	$161,913	$(3,256,686)
(b)	(930,512)	930,512	—

(a)	Reclassifications are primarily due to a tax net operating loss and book/tax differences in the treatment of distributions from partnerships.

(b)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes and book/tax differences in the treatment of distributions from partnerships.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of 0.75% of the Fund’s average daily net assets.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation arrangement between the Fund and LMPFA, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class 1 shares did not exceed the total net annual operating expense of Class A shares less the 12b-1 differential of 0.25%. In addition, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses to average net assets of Class R and Class I shares did not exceed 1.60% and 1.05%, respectively. In addition, total annual operating expenses for Class IS shares did not exceed those of Class I shares. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

For the year ended October 31, 2010, fees waived and/or expenses reimbursed amounted to $6,034.

The manager is permitted to recapture amounts previously forgone or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expense incurred. In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

Effective July 27, 2007, the Fund’s Class 1 shares were closed to all purchases and incoming exchanges. Investors owning Class 1 shares on that date may continue to maintain their current Class 1 shares, but are no longer permitted to add to their class 1 shares positions (excluding reinvestment of dividends and distributions).

For the year ended October 31, 2010, LMIS and its affiliates received sales charges of approximately $75,000 on sales of the Fund’s Class A shares. In addition, for the year ended October 31, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$90,000	$2,000

*	Amount represents less than $1,000.

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Independent Trustees”) to defer the receipt of all or a portion of their fees earned until a later date specified by the Independent Trustees. The deferred balances are reported in the Statement of Assets and Liabilities under Trustees’ fees payable and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2006. This change had no effect on fees previously deferred. As of October 31, 2010, the Fund had accrued $1,068 as deferred compensation payable.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

Notes to financial statements (cont’d)

3. Investments

During the year ended October 31, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$373,175,583
Sales	545,088,238

At October 31, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$145,279,977
Gross unrealized depreciation	(31,674,354)
Net unrealized appreciation	$113,605,623

During the year ended October 31, 2010, written option transactions for the Fund were as follows:

	Number of Contracts	Premiums
Written options, outstanding October 31, 2009	—	—
Options written	910	$269,945
Options closed	(460)	(155,017)
Options exercised	(448)	(114,417)
Options expired	(2)	(511)
Written options, outstanding October 31, 2010	—	—

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

As of October 31, 2010, the Fund did not invest in any derivative instruments.

The following table provides information about the effect of derivatives and hedging activities on the Fund’s Statement of Operations for the year ended October 31, 2010. The table provides additional detail about the amounts and sources of gains (losses) realized on derivatives during the period.

AMOUNT OF REALIZED GAIN (LOSS) ON DERIVATIVES RECOGNIZED
Equity Contracts Risk
Written options	$242,217

During the year ended October 31, 2010, the volume of derivative activity for the Fund was as follows:

Average Market Value
Written options	$7,338

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B, C and R shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% and with respect to its Class R shares at an annual rate of 0.25% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

For the year ended October 31, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class 1	—	$16,891
Class A	$1,053,622	1,501,035
Class B	761,575	399,996
Class C	1,331,659	435,070
Class R	16,857	10,919
Class I	—	9,409
Class IS	—	8,467
Total	$3,163,713	$2,381,787

For the year ended October 31, 2010, waivers and/or reimbursements by class were as follows:

Waivers/ Reimbursements
Class 1	$2,225
Class R	3,809
Total	$6,034

6. Distributions to shareholders by class

	Year Ended October 31, 2010	Period Ended October 31, 2009†	Year Ended November 30, 2008
Net Realized Gains
Class 1	—	—	$722,576
Class A	—	—	49,371,950
Class B	—	—	25,104,130
Class C	—	—	29,719,670
Class I	—	—	181,734
Total	—	—	$105,100,060

†	For the period December 1, 2008 through October 31, 2009.

7. Shares of beneficial interest

At October 31, 2010, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended October 31, 2010		Period Ended October 31, 2009†		Year Ended November 30, 2008
	Shares	Amount	Shares	Amount	Shares	Amount

Class 1
Shares issued on reinvestment	—	—	—	—	35,282	$722,576
Shares repurchased	(29,499)	$(539,706)	(33,900)	$(475,233)	(68,725)	(1,315,992)
Net decrease	(29,499)	$(539,706)	(33,900)	$(475,233)	(33,443)	$(593,416)

Class A
Shares sold	7,001,544	$121,774,327	13,356,098	$188,023,420	3,907,069	$71,537,190
Shares issued on reinvestment	—	—	—	—	2,365,102	47,845,982
Shares repurchased	(16,697,131)	(286,373,992)	(5,299,139)	(73,316,746)	(5,424,362)	(97,044,341)
Net increase (decrease)	(9,695,587)	$(164,599,665)	8,056,959	$114,706,674	847,809	$22,338,831

Notes to financial statements (cont’d)

	Year Ended October 31, 2010		Period Ended October 31, 2009†		Year Ended November 30, 2008
	Shares	Amount	Shares	Amount	Shares		Amount

Class B
Shares sold	387,639	$6,088,294	515,431	$6,383,798	595,681		$9,791,241
Shares issued on reinvestment	—	—	—	—	1,327,185		24,247,673
Shares repurchased	(2,233,787)	(35,079,888)	(2,934,459)	(35,253,695)	(4,552,169)		(76,207,504)
Net decrease	(1,846,148)	$(28,991,594)	(2,419,028)	$(28,869,897)	(2,629,303)		$(42,168,590)

Class C
Shares sold	861,545	$13,580,932	1,221,037	$15,077,180	1,585,644		$26,066,854
Shares issued on reinvestment	—	—	—	—	1,559,153		28,548,083
Shares repurchased	(2,545,477)	(40,097,264)	(3,085,886)	(37,616,420)	(4,719,685)		(76,901,965)
Net decrease	(1,683,932)	$(26,516,332)	(1,864,849)	$(22,539,240)	(1,574,888)		$(22,287,028)

Class R
Shares sold	263,828	$4,637,300	47,453	$769,682	5,907	‡	$100,000	‡
Shares repurchased	(43,519)	(777,422)	(6,785)	(112,395)	—		—
Net increase	220,309	$3,859,878	40,668	$657,287	5,907	‡	$100,000	‡

Class I
Shares sold	334,734	$6,276,495	175,381	$2,864,066	5,628,966		$110,864,281
Shares issued on reinvestment	—	—	—	—	297		6,291
Shares repurchased	(168,000)	(3,099,852)	(18,577)	(269,850)	(5,624,605)		(109,319,875)
Net increase	166,734	$3,176,643	156,804	$2,594,216	4,658		$1,550,697

Class IS
Shares sold	428,298	$8,128,876	518,645	$7,234,444	5,369,630	*	$103,643,881	*
Shares repurchased	(736,904)	(13,925,276)	(663,413)	(9,391,602)	(268,004)	*	(4,240,379)	*
Net increase (decrease)	(308,606)	$(5,796,400)	(144,768)	$(2,157,158)	5,101,626	*	$99,403,502	*

†	For the period December 1, 2008 through October 31, 2009.

‡	For the period September 30, 2008 (inception date) to November 30, 2008.

*	For the period August 4, 2008 (inception date) to November 30, 2008.

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal year ended October 31, 2010, fiscal period ended October 31, 2009, and fiscal year ended November 30, 2008, were as follows:

	October 31, 2010	October 31, 2009†	November 30, 2008

Distributions Paid From:
Ordinary Income	—	—	$16,600,000
Net Long-term Capital Gains	—	—	88,500,060
Total distributions paid	—	—	$105,100,060

†	For the period December 1, 2008 through October 31, 2009.

As of October 31, 2010, the components of accumulated earnings on a tax basis were as follows:

Capital loss carry forward*	$(50,046,502)
Other book/tax temporary differences(a)	(40,733)
Unrealized appreciation (depreciation)(b)	113,605,623
Total accumulated earnings (losses) — net	$63,518,388

*	During the taxable year ended October 31, 2010, the Fund utilized $37,953,591 of its capital loss carryover available from prior years. As of October 31, 2010, the Fund had the following net capital loss carryforward remaining:

Year of Expiration	Amount
10/31/2017	$(50,046,502)

This amount will be available to offset any future taxable capital gains.

(a)

Other book/tax temporary differences are attributable primarily to book/tax differences in the treatment of distributions from real estate investment trusts and book/tax differences in the timing of the deductibility of various expenses.

(b)

The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales and book/tax differences in the treatment of distributions from a partnership interest.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Fund has received $253, $425,480, $694,962, $561,921 and $175 for Class 1, A, B, C and I, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

Notes to financial statements (cont’d)

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule

12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities of Legg Mason ClearBridge Mid Cap Core Fund, a series of Legg Mason Partners Equity Trust, including the schedule of investments, as of October 31, 2010, and the related statement of operations for the year then ended, the statements of changes in net assets for the year then ended, the period from December 1, 2008 to October 31, 2009 and for the year ended November 30, 2008, and the financial highlights for the year then ended, the period from December 1, 2008 to October 31, 2009 and for each of the years or periods in the four-year period ended November 30, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason ClearBridge Mid Cap Core Fund as of October 31, 2010, the results of its operations, the changes in its net assets, and the financial highlights for the periods described above, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 14, 2010